UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/07/2005

PETCO Animal Supplies, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-23574

Delaware	20-2148979
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

9125 Rehco Road
San Diego, California 92121
(Address of principal executive offices, including zip code)

858-453-7845
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 3.01.    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

As recently announced by PETCO Animal Supplies, Inc. (the "Company"), Arthur Laffer has resigned from the Company's Board of Directors (the "Board") effective November 7, 2005. Because Dr. Laffer served on the Board's three-person Audit Committee, The Nasdaq Stock Market, Inc. ("Nasdaq") has provided the Company with an automatic notification, dated November 7, 2005, that its Marketplace Rule 4350 requires an audit committee to be composed of at least three independent directors. The Company has a cure period under Nasdaq's rules which extends until the earlier of November 7, 2006 or the Company's next annual stockholders' meeting.

The Board is currently considering the composition of its various committees and intends to appoint a third member to its Audit Committee well within the cure period. In this regard, the Board is currently composed of nine members, seven of whom are independent and thus eligible to serve on the Audit Committee under Nasdaq's rules. In addition, both of the Audit Committee's current members are designated as a financial expert, although Nasdaq rules require only one such member.

In the unlikely event that the Company does appoint a third member to the Board's Audit Committee within the required period, the Company's stock is subject to delisting. A copy of the press release issued by the Company announcing receipt of the notification from Nasdaq is attached hereto as Exhibit 99.1.

Item 9.01.    Financial Statements and Exhibits

Exhibit No.        Description

99.1                Press release dated November 14, 2005.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETCO Animal Supplies, Inc.

Date: November 14, 2005	By:	/s/ Darragh J. Davis
Darragh J. Davis
Vice President and Corporate Counsel

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release